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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The Home Depot, Inc.:

We consent to incorporation by reference in the Registration Statements Nos. 333-85759 and 333-01385 on Form S-8 of The Home Depot, Inc. of our report dated April 4, 2003, relating to the statements of net assets available for benefits of The Home Depot FutureBuilder as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended and the supplemental schedule, which report appears in the December 31, 2002 annual report on Form 11-K of The Home Depot FutureBuilder.


                                        /s/ KPMG LLP

Atlanta, Georgia
June 26, 2003